Exhibit 10.1
FIRST AMENDMENT TO REVOLVING CREDIT AND TERM LOAN AGREEMENT
     This FIRST AMENDMENT TO REVOLVING CREDIT AND TERM LOAN AGREEMENT, dated as of March 13, 2008 (this “Amendment”), is by and among MEDICAL PROPERTIES TRUST, INC., a Maryland corporation (“Holdings”), MPT OPERATING PARTNERSHIP, L.P., a Delaware limited partnership (the “Borrower”), the financial institutions listed on the signature pages hereof (the “Lenders”) and JPMORGAN CHASE BANK, N.A., as administrative agent for the Lenders (the “Administrative Agent”). Reference is made to that certain Revolving Credit and Term Loan Agreement, dated as of November 30, 2007 (the “Credit Agreement”), by and among Holdings, the Borrower, the Lenders referenced therein and the Administrative Agent. Capitalized terms used herein without definition shall have the same meanings as set forth in the Credit Agreement, as amended hereby.
RECITALS
     WHEREAS, the Borrower and the Lenders desire to amend the Credit Agreement to:
     (i) permit the Borrower to enter into a bridge loan facility in an aggregate principal amount of up to $300.0 million minus the aggregate principal amount of the additional exchangeable senior notes described in clause (ii) below, the proceeds of which will be used to fund, in part, the acquisition (the “Acquisition”) by Borrower of a portfolio of properties from HCP Inc., FAEC Holdings (BC), LLC, HCPI Trust, HCP Das Petersburg VA, LP and Texas HCP Holding, L.P. and to pay fees, commissions and expenses in connection with the Acquisition;
     (ii) permit Borrower to issue additional exchangeable senior notes in an aggregate principal amount of up to $143.75 million, the proceeds of which will be used to fund, in part, the Acquisition and to pay fees, commissions and expenses in connection with the Acquisition; and
     (iii) make certain other modifications as set forth below.
     NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree as follows:
SECTION 1. AMENDMENTS TO CREDIT AGREEMENT
1.1 Amendments to Section 1.1: Defined Terms.
     A. Section 1.1 of the Credit Agreement is hereby amended by adding thereto the following definitions, which shall be inserted in proper alphabetical order:
“2008 Exchangeable Senior Note Indenture”: an Indenture which may be entered into by the Borrower and Holdings in connection with the issuance of the 2008 Exchangeable Senior Notes in the principal amount of up to $172.5 million and the issuance of any additional senior exchangeable notes issued thereunder in an amount equal to the then outstanding principal amount of the Bridge Loans, the terms of which shall be as set forth on Exhibit B to the First Amendment and shall otherwise be substantially the same as the Senior Exchangeable Note Indenture, in each case with such changes as would be permitted for an amendment to the 2008 Senior Exchangeable Note Indenture pursuant to Section 7.9 hereof, together with all instruments and other agreements entered into by Borrower or Holdings in connection therewith.
“2008 Exchangeable Senior Notes”: the exchangeable senior notes issued by Borrower pursuant to the 2008 Exchangeable Senior Note Indenture.
“Acquisition”: the acquisition by Borrower of a portfolio of properties pursuant to the Purchase Agreement.
“Bridge Loan Credit Agreement”: a Bridge Loan Credit Agreement, if entered into, providing for a bridge loan facility of up to $300.0 million minus the aggregate principal amount of the 2008 Exchangeable Senior Notes, the proceeds of which are used to fund, in part, the Acquisition and to pay fees, commissions and expenses in connection therewith, with a maturity of 9 months to 364 days from funding, secured by the same Collateral securing the Loans under this Agreement, subject to the Intercreditor Agreement, having the other terms as set forth on Exhibit C to the First Amendment and otherwise on terms acceptable to the Borrower.
“Bridge Loan Documents”: the “Loan Documents” referred to in the Bridge Loan Credit Agreement.
“Bridge Loan Lenders”: the Persons referred to as “Lenders” in the Bridge Loan Credit Agreement.
“Bridge Loans”: the loans made by the Bridge Loan Lenders pursuant to the Bridge Loan Credit Agreement.
“Consolidated Tangible Net Worth”: means the book value, without giving effect to depreciation of all assets or amortization of SFAS 141 Intangibles of Holdings and its consolidated Subsidiaries at such time; less (a) the amount, if any, of Holdings’ investment in any unconsolidated subsidiary, joint venture or other similar entity, and (b) all amounts appearing on the assets side of its consolidated balance sheet representing intangible assets under GAAP (other than SFAS 141 Intangibles).
“First Amendment”: that certain First Amendment to this Agreement, dated as of March 13, 2008.
“First Amendment Effective Date”: the date the conditions to the effectiveness of the First Amendment, set forth in Section 4 thereof, are satisfied.
“Intercreditor Agreement”: an Intercreditor Agreement, substantially in the form of Exhibit F (with such modifications thereto as may be agreed by the parties thereto), among the Administrative Agent, UBS Loan Finance LLC, as administrative agent under the Bridge Loan Documents.

“Purchase Agreement”: the Purchase and Sale Agreement and Escrow Instructions made effective as of March 13, 2008, among Borrower and HCP Inc., FAEC Holdings (BC), LLC, HCPI Trust, HCP Das Petersburg VA, LP and Texas HCP Holding, L.P., as amended or waived from time to time so long as such amendment or waiver is not adverse to the Lenders, unless consented to by the Administrative Agent (such consent not to be unreasonably withheld).
“Vibra Acquisition”: the acquisition by Borrower or any of its Subsidiaries of two inpatient rehab hospitals known as Continental Rehab Hospital of San Diego and Robert H. Ballard Rehabilitation Hospital and one long-term acute care hospital known as Kindred Hospital Detroit from Vibra Healthcare, L.L.C. for an aggregate purchase price of approximately $55.0 million.
“Vibra Sale”: the sale by Borrower of one or more Subsidiaries owning three inpatient rehab hospitals known as Southern Kentucky Rehabilitation, Marlton Rehabilitation Hospital, and San Joaquin Valley Rehabilitation to Vibra Healthcare, L.L.C. for an aggregate price of approximately $90.0 million, a prepayment penalty of $7.0 million, and a repayment of $10.0 on an existing promissory note.
     B. Subsection 1.1 of the Credit Agreement is hereby further amended by deleting the definition of the term set forth in quotation marks below and substituting therefor the following definition:
“Excluded Subsidiaries”: the Subsidiaries of the Borrower listed on Schedule ES attached hereto, as such Schedule ES may be updated by a Responsible Officer of the Borrower to include (a) any Subsidiary acquired pursuant to an acquisition permitted hereunder which is financed with secured Indebtedness incurred pursuant to Section 7.2(f) and each Subsidiary thereof that guarantees such Indebtedness (in each case to the extent that guaranteeing the Obligations or granting a security interest in support thereof is prohibited by such Indebtedness) and (b) any Subsidiary that is not wholly-owned by the Borrower, is acquired pursuant to the Acquisition, and is prohibited by its organizational documents from giving a guaranty of the Obligations; provided that each such Subsidiary shall cease to be an Excluded Subsidiary hereunder if such secured Indebtedness is repaid or becomes unsecured or if such Subsidiary ceases to guarantee such secured Indebtedness or if such Subsidiary ceases to be prohibited from giving a guaranty, as applicable.
“Lease Coverage Ratio”: (i) for any Person or property, the ratio of EBITDAR for such Person or property to the aggregate rent payable under leases with respect to such Person or property for any quarter and (ii) for any Person or property acquired as part of the Acquisition, the ratio of EBITDAR for such Person or property to the aggregate rent payable under leases with respect to such Person or property for the fiscal period for which financial information is available.
“Loan Documents”: this Agreement, the Security Documents, the Intercreditor Agreement, the Notes and any amendment, waiver, supplement or other modification to any of the foregoing.

“Net Cash Proceeds”: (a) in connection with any Asset Sale or any Recovery Event, the proceeds thereof in the form of cash and Cash Equivalents (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received), net of attorneys’ fees, accountants’ fees, investment banking fees, amounts required to be applied to the repayment of Indebtedness secured by a Lien expressly permitted hereunder on any asset that is the subject of such Asset Sale or Recovery Event (other than any Lien pursuant to a Security Document or a Bridge Loan Document) and other customary fees and expenses actually incurred in connection therewith and net of taxes paid or reasonably estimated to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements) and (b) in connection with any issuance or sale of Capital Stock or any incurrence of Indebtedness, the cash proceeds received from such issuance or incurrence, net of attorneys’ fees, investment banking fees, accountants’ fees, underwriting discounts and commissions and other customary fees and expenses actually incurred in connection therewith.
“Reinvestment Prepayment Date”: with respect to any Reinvestment Event, the earlier of (a) the date occurring 120 days (or 180 days, in the case of the Vibra Sale) after such Reinvestment Event and (b) the date on which the Borrower shall have determined not to, or shall have otherwise ceased to, acquire new Borrowing Base Properties or Mortgage Notes to be included in the computation of Borrowing Base Value or repair or replace assets damaged by a Recovery Event, as applicable, in each case with all or any portion of the relevant Reinvestment Deferred Amount.
“Security Documents”: the collective reference to the Guarantee and Collateral Agreement and all other security documents hereafter delivered to the Administrative Agent granting a Lien on any property of any Person to secure the obligations and liabilities of any Loan Party under any Loan Document, which shall be subject to the terms of the Intercreditor Agreement.
“Specified Change of Control”: a “Change of Control” or “Designated Event” (or any other defined term having a similar purpose) as defined in the Senior Note Indenture, the Senior Exchangeable Note Indenture or the 2008 Senior Exchangeable Note Indenture.
“Total Asset Value”: an amount equal to the sum, without duplication, of (i) the lower of the undepreciated cost or market value of all Real Properties that are 100% fee owned or ground-leased by the Group Members, plus (ii) the pro-rata share of the lower of the undepreciated cost or market value of all Real Properties that are less than 100% fee owned or ground-leased by the Group Members, plus (iii) unrestricted cash and Cash Equivalents of the Group Members in excess of $10,000,000; provided that to the extent the 2008 Exchangeable Senior Notes are issued by the Borrower prior to the closing of the Acquisition, all of the escrowed proceeds of the 2008 Exchangeable Senior Notes shall be deemed “unrestricted cash and Cash Equivalents” for purposes of Section 7.1, plus (iv) the book value of (A) notes receivable of the Group Members which are secured by mortgage Liens on real estate and which are not more than 60 days past due or otherwise in default after giving effect to applicable cure periods (“Mortgage Notes”) and

(B) notes receivable of Group Members (1) under which the obligor (or the guarantor thereof) is the operator of a medical property for which a Group Member is the lessor or mortgagee, (2) which are cross-defaulted to the lease or Mortgage Note held by such Group Member, (3) which are not more than 60 days past due or otherwise in default after giving effect to applicable cure periods, and (4) which are set forth in a schedule provided to the Administrative Agent and have been approved by the Required Lenders (provided that not more than $50,000,000 of Total Asset Value may be attributable to notes receivable described in this clause (B)), all as determined on a consolidated basis in accordance with GAAP.
1.2 Amendment to Section 2.11: Mandatory Prepayments and Commitment Reductions.
     A. Section 2.11(a) of the Credit Agreement is hereby deleted in its entirety and replaced with the following:
“(a) If any Indebtedness shall be incurred by any Group Member (excluding (i) any Indebtedness incurred in accordance with Sections 7.2(a) through (e), (ii) any purchase money Indebtedness incurred under Section 7.2(f) in connection with an acquisition permitted by Section 7.8(g) and (iii) the proceeds of the 2008 Exchangeable Senior Notes which are used either to pay the Acquisition consideration or to repay the Bridge Loans, but including all other Indebtedness incurred in accordance with Section 7.2(f)), an amount equal to 50% of the Net Cash Proceeds thereof shall be applied on the date of such incurrence toward the prepayment of the Term Loans and Revolving Loans as set forth in Section 2.11(d).”
     B. Section 2.11(b) of the Credit Agreement is hereby deleted in its entirety and replaced with the following:
“(b) (i) If on any date any Group Member shall receive Net Cash Proceeds from any Asset Sale or Recovery Event then, unless a Reinvestment Notice shall have been delivered in respect thereof, 50% of such Net Cash Proceeds shall be applied within five (5) Business Days of such date toward the prepayment of the Term Loans and Revolving Loans as set forth in Section 2.11(d); provided, that, notwithstanding the foregoing, (i) the aggregate Net Cash Proceeds of Asset Sales that may be excluded from the foregoing requirement pursuant to a Reinvestment Notice (other than Net Cash Proceeds received from the Vibra Sale to the extent (A) reinvested in the Acquisition or the Vibra Acquisition or (B) used to repay the Bridge Loans in an amount not to exceed the difference between the proceeds of the Vibra Sale and the purchase price of the Vibra Acquisition) shall not exceed $25,000,000 in any fiscal year of the Borrower, (ii) if such Net Cash Proceeds are not reinvested within five (5) Business Days of the date such Net Cash Proceeds are received (other than Net Cash Proceeds received from the Vibra Sale to the extent (A) reinvested in the Acquisition or the Vibra Acquisition or (B) used to repay the Bridge Loans in an amount not to exceed the difference between the proceeds of the Vibra Sale and the purchase price of the Vibra Acquisition), the Borrower shall apply such Net Cash Proceeds within five (5) Business Days of the date of receipt to the repayment of the Revolving Credit Loans (without any corresponding reduction of the Revolving Commitments), (iii) on each Reinvestment Prepayment Date, an amount equal to the Reinvestment Prepayment Amount with respect to the relevant Reinvestment Event shall be applied toward the prepayment of the Term Loans and the Revolving Loans as set forth in Section 2.11(d), and to the extent that the Borrower has applied Net Cash Proceeds to the repayment of Revolving Loans pursuant to clause (ii) above, the Borrower shall reborrow Revolving Loans in the amount of the Reinvestment Prepayment Amount and apply such proceeds to the prepayment of Term Loans and Revolving Loans as set forth in Section 2.11(d).
(ii) If on any date while any Bridge Loans are outstanding any Group Member shall receive Net Cash Proceeds from any Acquisition Asset Sale or Acquisition Recovery Event then, 25% of such Net Cash Proceeds shall be applied within five (5) Business Days of such date toward the prepayment of the Term Loans and Revolving Loans as set forth in Section 2.11(d). For purposes of this Section 2.11(b)(ii), “Acquisition Asset Sale” means any Disposition of property or series of related Dispositions of any property acquired in the Acquisition other than a Borrowing Base Property (excluding any such Disposition permitted by clause (a), (b), (c) or (d) of Section 7.5) that yields gross proceeds to any Group Member (valued at the initial principal amount thereof in the case of non-cash proceeds consisting of notes or other debt securities and valued at fair market value in the case of other non-cash proceeds) in excess of $500,000; and “Acquisition Recovery Event” means any settlement of or payment in respect of any property or casualty insurance claim or any condemnation proceeding relating to any property acquired in the Acquisition other than a Borrowing Base Property.”
1.3 Amendments to Section 4
     A. Section 4.5 of the Credit Agreement is hereby deleted in its entirety and replaced with the following:
“4.5 No Legal Bar. The execution, delivery and performance of this Agreement and the other Loan Documents, the borrowings hereunder, the issuance of the Letters of Credit and the use of the proceeds thereof will not violate any Requirement of Law or any Contractual Obligation of any Group Member, except for any such violation which could not reasonably be expected to have a Material Adverse Effect, and will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law or any such Contractual Obligation (other than the Liens created by the Security Documents and the Bridge Loan Documents). No Requirement of Law or Contractual Obligation applicable to the Borrower or any of its Subsidiaries could reasonably be expected to have a Material Adverse Effect.”
     B. Section 4.15 of the Credit Agreement is hereby deleted in its entirety and replaced with the following:
“4.15 Subsidiaries. Except as disclosed to the Administrative Agent by the Borrower in writing from time to time after the Closing Date, (a) Schedule 4.15 sets forth the name and jurisdiction of incorporation of each Subsidiary and, as to each such Subsidiary, the percentage of each class of Capital Stock owned by any Loan Party and (b) there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options granted to employees or directors and directors’ qualifying shares) of any nature relating to any Capital Stock of the Borrower or any Subsidiary, except as created by the Loan Documents and the Bridge Loan Documents.”
1.4 Amendments to Section 6.2: Certificates; Other Information.
     A. Section 6.2(d) of the Credit Agreement is hereby deleted in its entirety and replaced with the following:
“(d) no later than 5 Business Days prior to the effectiveness thereof, copies of substantially final drafts of any proposed amendment, supplement, waiver or other modification with respect to the Senior Note Indenture, the Senior Exchangeable Note Indenture or the 2008 Senior Exchangeable Note Indenture;”
     B. Section 6.2(f) of the Credit Agreement is hereby deleted in its entirety and replaced with the following:
“(f) promptly, (i) updates to Schedules 4.19(a), 4.23(a) and 4.23(b) and (ii) such additional financial and other information as any Lender may from time to time reasonably request.”
1.5 Amendment to Section 6.10(a): Additional Collateral, etc.
     Section 6.10(a) of the Credit Agreement is hereby deleted in its entirety and replaced with the following:
“(a) With respect to any new Subsidiary (other than an Excluded Foreign Subsidiary or an Excluded Subsidiary) created or acquired after the Closing Date by any Group Member (which, for the purposes of this paragraph (a), shall include any existing Subsidiary that ceases to be an Excluded Foreign Subsidiary or an Excluded Subsidiary), promptly (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement as the Administrative Agent deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Lenders, a perfected first priority security interest in the Capital Stock of such new Subsidiary that is owned by any Group Member, subject to the terms of the Intercreditor Agreement, (ii) deliver to the Administrative Agent any certificates representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the relevant Group Member, (iii) cause such new Subsidiary (A) to become a party to the Guarantee and Collateral Agreement, (B) to take such actions necessary or advisable to grant to the Administrative Agent for the benefit of the Lenders a perfected first priority security interest in the Collateral described in the Guarantee and Collateral Agreement with respect to such new Subsidiary, subject to the terms of the Intercreditor Agreement, including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be requested by the Administrative Agent and (C) to deliver to the Administrative Agent a certificate of such Subsidiary, substantially in the form of Exhibit C, with appropriate insertions and attachments, and (iv) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.”
1.6 Amendments to Section 7.1: Financial Condition Covenants.
     A. Section 7.1(a) of the Credit Agreement is hereby amended by deleting such subsection in its entirety and substituting the following therefor:
“(a) Total Leverage Ratio. Permit the ratio of Total Indebtedness to Total Asset Value (the “Total Leverage Ratio”) as at the last day of any period of four consecutive fiscal quarters of the Borrower or on the date of any incurrence of Indebtedness by the Borrower or its Subsidiaries to exceed 55%, provided that (A) such ratio may exceed 55% as of the end of or during the fiscal quarters ending March 31, 2008, June 30, 2008 and September 30, 2008 upon or following initial consummation of the Acquisition or incurrence of Indebtedness to finance the Acquisition so long as such ratio does not exceed 65%, and (B) such ratio may exceed 55% as of the end of up to 2 consecutive fiscal quarters in any other one fiscal year so long as such ratio does not exceed 60%.
     B. Section 7.1(f) of the Credit Agreement is hereby amended by deleting such subsection in its entirety and substituting the following therefor:
“(f) Floating Rate Debt. Permit the ratio of Total Indebtedness that bears interest at a floating rate of interest to Total Asset Value as at the last day of any period of four consecutive fiscal quarters of the Borrower or on the date of any incurrence of Indebtedness by the Borrower or its Subsidiaries to exceed 30%, provided that such ratio may exceed 30% as of the end of or during the fiscal quarters ending March 31, 2008, June 30, 2008 and September 30, 2008 upon or following initial consummation of the Acquisition or incurrence of Indebtedness to finance the Acquisition so long as such ratio does not exceed 42.5%.”
1.7 Amendments to Subsection 7.2: Indebtedness.
     A. Section 7.2(a) of the Credit Agreement is hereby amended by deleting such subsection in its entirety and substituting the following therefor:
“(a) (i) Indebtedness of any Loan Party pursuant to any Loan Document, (ii) Indebtedness of the Borrower and Guarantee Obligations of the Borrower and the Guarantors in respect of the Bridge Loan Documents in an aggregate principal amount not to exceed $300,000,000 minus the aggregate principal amount of the 2008 Exchangeable Senior Notes and (iii) any refinancings, renewals or extensions of any Indebtedness described in the foregoing clause (ii) (a “Refinancing”) or any Indebtedness incurred to refund, replace or repay any Indebtedness described in the foregoing clause (ii) (a “Replacement”); provided that (A) the principal amount thereof (excluding accrued interest and the amount of fees and expenses incurred and premiums paid in connection therewith) is not increased, (B) the weighted average life to maturity of the principal amount thereof has not decreased, nor the final maturity thereof shortened, in either case, with respect to a period when Loans are outstanding, and (C) any Liens securing any such Indebtedness which is a Refinancing are junior to or pari passu in priority with the Liens securing the Obligations, subject to the Intercreditor Agreement, and in any case are limited to Collateral that secures the Loans, and (D) any such Indebtedness which is a Replacement shall be unsecured or shall be secured by Liens on properties which are not Borrowing Base Properties or Collateral hereunder;”
     B. Section 7.2(e) of the Credit Agreement is hereby amended by deleting such subsection in its entirety and substituting the following therefor:
“(e) (i) Indebtedness of the Borrower in respect of the Senior Notes, the Senior Exchangeable Notes and the 2008 Senior Exchangeable Notes and (ii) Guarantee Obligations of Holdings in respect of such Indebtedness;”
     C. Section 7.2 of the Credit Agreement is hereby further amended by deleting the last proviso thereof and substituting the following therefor:
“; provided that the Borrower shall not permit any Subsidiary Guarantor that is the owner (or ground-lessee) of a Borrowing Base Property or a Mortgage Note included in the computation of Borrowing Base Value to create, incur, assume, become liable in respect of or suffer to exist any Indebtedness (other than with respect to guarantees of the Loan Documents and the Bridge Loan Documents) that is recourse to such Subsidiary Guarantor.”
1.8 Amendments to Section 7.3: Liens.
     A. Section 7.3(e) of the Credit Agreement is hereby amended by deleting such subsection in its entirety and substituting the following therefor:
“(e) easements, rights-of-way, restrictions and other similar encumbrances that, in the aggregate, are not substantial in amount and that do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the Borrower or any of its Subsidiaries; and any Permitted Exceptions as set forth and defined in the Purchase Agreement and its exhibits and schedules;”
     B. Section 7.3(g) of the Credit Agreement is hereby amended by deleting such subsection in its entirety and substituting the following therefor:
“(g) Liens created pursuant to the Security Documents and Liens on the same Collateral created pursuant to the Bridge Loan Documents or any Refinancing under Section 7.2(a), subject to the Intercreditor Agreement;”
     C. Section 7.3(i) of the Credit Agreement is hereby amended by deleting such subsection in its entirety and substituting the following therefor:
“(i) Liens (not affecting the Collateral) securing Indebtedness constituting a Replacement under Section 7.2(a) or Indebtedness permitted by Section 7.2(f);”

     D. Section 7.3 of the Credit Agreement is hereby further amended by deleting the last proviso thereof and substituting the following therefor:
“provided that notwithstanding the foregoing, the Borrower shall not, and shall not permit any of its Subsidiaries to, grant a Lien on its Capital Stock as collateral for Indebtedness to any Person other than the Administrative Agent or the “Administrative Agent” under the Bridge Loan Documents.”
1.9 Amendment to Section 7.5: Disposition of Property.
     A. Section 7.5 of the Credit Agreement is hereby amended by renumbering subsection 7.5(e) as subsection 7.5(f), and by adding a new subsection 7.5(e) following the current subsection 7.5(d) as follows:
“(e) Dispositions of property pursuant to the Vibra Sale, so long as no Default or Event of Default has occurred and is continuing, or would occur after giving effect thereto, and the Borrower complies with Section 2.11 and Section 6.11;”
     B. Section 7.5(f) of the Credit Agreement (formerly Section 7.5(e)) is hereby amended by deleting such section in its entirety and substituting the following therefor:
“(f) the Disposition of other property having a fair market value not to exceed $50,000,000 in the aggregate for any fiscal year of the Borrower so long as no Default or Event of Default has occurred and is continuing, or would occur after giving effect thereto, and the Borrower complies with Section 2.11 and Section 6.11; provided that if the Bridge Loans are outstanding, the foregoing $50,000,000 limit shall be increased to the extent necessary to permit Dispositions for the purpose of repaying the Bridge Loans.”
1.10 Amendment to Section 7.9: Optional Payments and Modifications of Certain Debt Instruments.
     Section 7.9 of the Credit Agreement is hereby deleted in its entirety and replaced with the following:
“7.9 Optional Payments and Modifications of Certain Debt Instruments. (a) Make or offer to make any optional or voluntary payment, prepayment, repurchase or redemption of or otherwise optionally or voluntarily defease or segregate funds with respect to the Senior Notes, the Senior Exchangeable Notes or the 2008 Senior Exchangeable Notes; or (b) amend, modify, waive or otherwise change, or consent or agree to any amendment, modification, waiver or other change to, any of the terms of the Senior Notes, the Senior Exchangeable Notes or the 2008 Senior Exchangeable Notes (other than any such amendment, modification, waiver or other change that would extend the maturity or reduce the amount of any payment of principal thereof or reduce the rate or extend any date for payment of interest thereon).”

1.11 Amendment to Section 7.12: Swap Agreements.
     Section 7.12 of the Credit Agreement is hereby deleted in its entirety and replaced with the following:
“7.12 Swap Agreements. Enter into any Swap Agreement, except (a) Swap Agreements entered into to hedge or mitigate risks to which the Borrower or any Subsidiary has actual exposure (other than those in respect of Capital Stock or the Senior Notes, the Senior Exchangeable Notes or the 2008 Senior Exchangeable Notes) and (b) Swap Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Borrower or any Subsidiary.”
1.12 Amendment to Section 7.14: Negative Pledge Clauses.
     Section 7.14 of the Credit Agreement is hereby deleted in its entirety and replaced with the following:
“7.14 Negative Pledge Clauses. Enter into or suffer to exist or become effective any agreement that prohibits or limits the ability of any Group Member to create, incur, assume or suffer to exist any Lien upon any of its property or revenues, whether now owned or hereafter acquired, other than (a) this Agreement and the other Loan Documents and the Bridge Loan Documents, (b) any agreements governing any purchase money Liens or Capital Lease Obligations otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets financed thereby) and (c) any restrictions set forth in the organizational documents of the Subsidiaries of the Borrower listed on Schedule ES.”
1.13 Amendment to Section 7.15: Clauses Restricting Subsidiary Distributions.
     Section 7.15 of the Credit Agreement is hereby deleted in its entirety and replaced with the following:
“7.15 Clauses Restricting Subsidiary Distributions. Enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Subsidiary of the Borrower to (a) make Restricted Payments in respect of any Capital Stock of such Subsidiary held by, or pay any Indebtedness owed to, the Borrower or any other Subsidiary of the Borrower, (b) make loans or advances to, or other Investments in, the Borrower or any other Subsidiary of the Borrower or (c) transfer any of its assets to the Borrower or any other Subsidiary of the Borrower, except for such encumbrances or restrictions existing under or by reason of (i) any restrictions existing under the Loan Documents, the Bridge Loan Documents, the 2008 Senior Exchangeable Note Indenture, the Senior Exchangeable Note Indenture or the Senior Indenture, (ii) any restrictions with respect to a Subsidiary imposed pursuant to an agreement that has been entered into in connection with the Disposition of all or substantially all of the Capital Stock or assets of such Subsidiary, and (iii) any restrictions set forth in the organizational documents of the Subsidiaries of the Borrower listed on Schedule ES.”

1.14 Amendment to Section 7A.
     The Credit Agreement is hereby amended by adding the following new Section 7A:
          “SECTION 7A: ADDITIONAL COVENANTS AND DEFAULTS.
     Notwithstanding anything to the contrary in this Agreement, to the extent that the Borrower enters into the Bridge Loan Documents and such Bridge Loan Documents contain any affirmative or negative covenants (other than those regarding payment terms) or events of default that are more restrictive on the Borrower or the other Loan Parties than the covenants and events of default set forth in this Agreement, then such more restrictive covenants and events of default in the Bridge Loan Documents shall automatically be incorporated herein by reference, mutatis mutandis, as if fully set forth herein for so long as the Bridge Loan Documents (and any Refinancing thereof) remain in effect, and the Loan Parties shall be bound by such covenants and events of default during such time (it being understood that after such time, without any action by the Borrower, any other Loan Party or any Lender, such covenants and events of default shall cease to be applicable hereunder). If requested by the Administrative Agent, the Borrower shall enter into an amendment to this Agreement to formally incorporate such covenants and events of default into this Agreement.”
1.15 Amendment to Section 8: Events of Default.
     Section 8(l) of the Credit Agreement is hereby deleted in its entirety and replaced with the following:
“(l) Holdings shall (i) conduct, transact or otherwise engage in, or commit to conduct, transact or otherwise engage in, any business or operations other than those incidental to its ownership of the Capital Stock of the Borrower, (ii) incur, create, assume or suffer to exist any Indebtedness or other liabilities or financial obligations, except (w) Indebtedness incurred with respect to guarantees of the Senior Notes, the Senior Exchangeable Notes, the 2008 Senior Exchangeable Notes or the Indebtedness set forth on Schedule 7.2(d), (x) nonconsensual obligations imposed by operation of law, (y) obligations pursuant to the Loan Documents and the Bridge Loan Documents to which it is a party and (z) obligations with respect to its Capital Stock, or (iii) own, lease, manage or otherwise operate any properties or assets (including cash (other than cash received in connection with dividends made by the Borrower in accordance with Section 7.6 pending application in the manner contemplated by said Section) and cash equivalents) other than the ownership of shares of Capital Stock of the Borrower; or”
1.16 Amendment to Section 9.1: Appointment.
     Subsection 9.1 of the Credit Agreement is hereby deleted in its entirety and replaced with the following:
“9.1 Appointment. Each Lender hereby irrevocably designates and appoints the Administrative Agent as the agent of such Lender under this Agreement and the other Loan Documents, and each such Lender irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. In addition, each of the Lenders irrevocably appoints the Administrative Agent to act as “Credit Facility Collateral Agent” under the Intercreditor Agreement and authorizes the Administrative Agent, acting as “Credit Facility Collateral Agent”, to execute the Intercreditor Agreement and each of the Lenders agree to be bound by the terms thereof. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent.”
1.17 Amendment to Section 9.6: Non-Reliance on Agents and Other Lenders.
     Subsection 9.6 of the Credit Agreement is hereby deleted in its entirety and replaced with the following:
“9.6 Non-Reliance on Agents and Other Lenders; Intercreditor Agreement. Each Lender expressly acknowledges that neither the Agents nor any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates have made any representations or warranties to it and that no act by any Agent hereafter taken, including any review of the affairs of a Loan Party or any affiliate of a Loan Party, shall be deemed to constitute any representation or warranty by any Agent to any Lender. Each Lender represents to the Agents that it has, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Loan Party or any affiliate of a Loan Party that may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates. Notwithstanding anything herein to the contrary, each Lender and the Agents acknowledge that the Lien and security interest granted to the Administrative Agent pursuant to the Security Documents and the exercise of any right or remedy by the

Administrative Agent thereunder, are subject to the provisions of the Intercreditor Agreement. In the event of a conflict or any inconsistency between the terms of the Intercreditor Agreement and the Security Documents, the terms of the Intercreditor Agreement shall prevail.”
1.18 Amendment to Section 10.1: Amendment and Waivers.
     Section 10.1 of the Credit Agreement is hereby amended by inserting the following sentence at the end of such Section 10.1:
“Notwithstanding anything to the contrary set forth herein, (i) the Borrower shall have no right to consent to any amendment, supplement, modification or waiver to the Intercreditor Agreement and (ii) the Administrative Agent and the Borrower may enter into an amendment contemplated by Section 7A without the consent or approval of any Lender.”
1.19 Addition of Exhibit.
     The Credit Agreement is hereby amended by adding thereto a new Exhibit F in the form of Exhibit A to this Amendment.
1.20 Amendment to Exhibit.
     Exhibit B to the Credit Agreement is hereby deleted in its entirety and replaced by Exhibit D attached hereto.
1.21 Vibra Sale .
     The Borrower and the Lenders agree that the Borrower shall deliver the notice of the Vibra Sale required by Section 6.11 of the Credit Agreement and Section 8.15(b) of the Guarantee and Collateral Agreement not less than two (2) Business Days prior to such Disposition (instead of not less than five (5) Business Days prior to such Disposition as would otherwise be required by Section 6.11 of the Credit Agreement or not less than ten (10) Business Days prior to the proposed release of Collateral as would otherwise be required by Section 8.15(b) of the Guarantee and Collateral Agreement).
1.22 Guarantee and Collateral Agreement .
     The Borrowers and the Lenders agree that any provision in Section 3.1, Section 4.3(a) or elsewhere in the Guarantee and Collateral Agreement that requires the Administrative Agent, for the benefit of the Secured Parties, to have a first priority lien (or words of similar import) on the Collateral shall be deemed to be qualified as subject to the terms of the Intercreditor Agreement.
SECTION 2. REPRESENTATIONS AND WARRANTIES
          In order to induce Lenders and Administrative Agent to enter into this Amendment, Borrower and Holdings each represents and warrants to each Lender and Administrative Agent that the following statements are true, correct and complete:

          (i) each of Borrower and Holdings has all requisite corporate power and authority to enter into this Amendment and to carry out the transactions contemplated by, and perform its obligations under, the Credit Agreement as amended by this Amendment (the “Amended Agreement”);
          (ii) the execution and delivery of this Amendment and the performance of the Amended Agreement have been duly authorized by all necessary corporate action on the part of Borrower and Holdings;
          (iii) No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the execution, delivery, performance, validity or enforceability of this Amendment, except consents, authorizations, filings and notices which have been obtained or made and are in full force and effect;
          (iv) The execution, delivery and performance of this Amendment will not violate any Requirement of Law or any Contractual Obligation of any Group Member, except for any such violation which could not reasonably be expected to have a Material Adverse Effect, and will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law or any such Contractual Obligation (other than the Liens created by the Security Documents or the Bridge Loan Documents).
          (v) this Amendment and the Amended Agreement have been duly executed and delivered by Borrower and Holdings and are the legally valid and binding obligations of Borrower and Holdings, enforceable against Borrower and Holdings in accordance with their respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability;
          (vi) the representations and warranties contained in Section 4 of the Credit Agreement are and will be true, correct and complete in all material respects on and as of the date hereof and the First Amendment Effective Date to the same extent as though made on and as of such dates, except to the extent such representations and warranties specifically relate to an earlier date, in which case they were true, correct and complete in all material respects on and as of such earlier date; and
          (vii) no event has occurred and is continuing or will result from the consummation of the transactions contemplated by this Amendment that would constitute a Default or Event of Default.
SECTION 3. ACKNOWLEDGEMENT AND CONSENT
     Each Guarantor has read this Amendment and consents to the terms hereof and further hereby confirms and agrees that, notwithstanding the effectiveness of this Amendment, the obligations of such Guarantor under, and the Liens granted by such Guarantor as collateral security for the indebtedness, obligations and liabilities evidenced by the Credit Agreement and the other Loan Documents pursuant to, each of the Loan Documents to which such Guarantor is a party shall not be impaired and each of the Loan Documents to which such Guarantor is a party is, and shall continue to be, in full force and effect and is hereby confirmed and ratified in all respects.
     Each of Holdings, Borrower and the Subsidiary Guarantors hereby acknowledges and agrees that the Secured Obligations under, and as defined in, the Guarantee and Collateral Agreement dated as of November 30, 2007, by and among Holdings, Borrower, the Subsidiary Guarantors and Administrative Agent (the “Guarantee and Collateral Agreement”) will include all Obligations under, and as defined in, the Credit Agreement (as amended hereby).
     Each Guarantor acknowledges and agrees that (i) notwithstanding the conditions to effectiveness set forth in this Amendment, such Guarantor is not required by the terms of the Credit Agreement or any other Loan Document to consent to the amendments to the Credit Agreement effected pursuant to this Amendment and (ii) nothing in the Credit Agreement, this Amendment or any other Loan Document shall be deemed to require the consent of such Guarantor to any future amendments to the Credit Agreement.
SECTION 4. CONDITIONS TO EFFECTIVENESS
     Except as set forth below, Section 1 of this Amendment shall become effective only upon the satisfaction of the following conditions precedent (the date of satisfaction of such conditions being referred to as the “First Amendment Effective Date”):
     A. The Borrower, Holdings, the other Guarantors and the Required Lenders shall have indicated their consent hereto by the execution and delivery of the signature pages hereof to the Administrative Agent.
     B. The Administrative Agent shall have received a secretary’s certificate of Holdings and the Borrower (i) either confirming that there have been no changes to its organizational documents since November 30, 2007, or if there have been changes to Holdings’ or the Borrower’s organizational documents since such date, certifying as to such changes, and (ii) certifying as to resolutions and incumbency of officers with respect to this Amendment and the transactions contemplated hereby.
     C. The Administrative Agent shall have received the legal opinion of Goodwin Procter LLP, counsel to the Borrower and its Subsidiaries, in form and substance reasonably satisfactory to the Administrative Agent, with respect to this Amendment.
     D. The Lenders and the Administrative Agent shall have received all fees required to be paid, and all expenses for which invoices have been presented (including the reasonable fees and expenses of legal counsel for which the Borrower agrees it is responsible pursuant to Section 10.5 of the Credit Agreement, the fees described in Section 5 below, and the fees set forth in the fee letter of even date herewith), in connection with this Amendment.
     E. The Lenders shall have received a certificate of a Responsible Officer of the Borrower certifying as to compliance with the financial covenants set forth in Section 7.1 on a pro-forma basis on the First Amendment Effective Date after giving effect to the occurrence of the Acquisition and the related incurrence of Indebtedness, which certificate shall include calculations in reasonable detail demonstrating such compliance, including as to the calculation of Borrowing Base Value.
SECTION 5. AMENDMENT FEE
     As consideration for the Lenders’ agreement to amend the Credit Agreement by this Amendment, the Borrower agrees to pay, on the First Amendment Effective Date, to each Lender which has duly executed and delivered this Amendment on or before 9:00 a.m. (New York City time) on March 14, 2008, an amendment fee equal to 0.15% of the sum of (a) such Lender’s Revolving Commitment and (b) the outstanding principal amount of such Lender’s Term Loans under the Credit Agreement.
SECTION 6. MISCELLANEOUS
     A. Reference to and Effect on the Credit Agreement and the Other Loan Documents.
     (i) On and after the effective date of this Amendment, each reference in the Credit Agreement to “this Agreement”, “hereunder”, “hereof”, “herein” or words of like import referring to the Credit Agreement and each reference in the other Loan Documents to the “Credit Agreement”, “thereunder”, “thereof” or words of like import referring to the Credit Agreement shall mean and be a reference to the Credit Agreement as amended hereby.
     (ii) Except as specifically amended by this Amendment, the Credit Agreement and the other Loan Documents shall remain in full force and effect and are hereby ratified and confirmed.
     (iii) The execution, delivery and performance of this Amendment shall not, except as expressly provided herein, constitute a waiver of any provision of, or operate as a waiver of any right, power or remedy of Administrative Agent or any Lender under the Credit Agreement or any of the other Loan Documents.
     B. Headings. Section and subsection headings in this Amendment are included herein for convenience of reference only and shall not constitute a part of this Amendment for any other purpose or be given any substantive effect.
     C. Applicable Law. THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING WITHOUT LIMITATION SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK).
     D. Intercreditor Agreement. The Lenders hereby authorize the Administrative Agent to enter into the Intercreditor Agreement.
     E. Counterparts; Effectiveness. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document. This Amendment (other than the provisions of Section 1 hereof, the effectiveness of which is governed by Section 4 hereof) shall become effective upon the execution of a counterpart hereof by Holdings, Borrower and the Requisite Lenders and receipt by Borrower and Administrative Agent of written or telephonic notification of such execution and authorization of delivery thereof.
[Remainder of this page intentionally left blank]

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

HOLDINGS:	MEDICAL PROPERTIES TRUST, INC.
	By:	/s/ R. Steven Hamner
		Name:	R. Steven Hamner
		Title:	Chief Financial Officer

BORROWER:	MPT OPERATING PARTNERSHIP, L.P.,
	By:	/s/ R. Steven Hamner
		Name:	R. Steven Hamner
		Title:	Chief Financial Officer

SUBSIDIARY GUARANTORS
(FOR PURPOSES OF SECTION 3):	MPT OF REDDING, LLC
MPT OF CHINO, LLC
MPT OF SHERMAN OAKS, LLC
MPT OF BUCKS COUNTY, LLC
MPT OF VICTORVILLE, LLC
MPT OF BLOOMINGTON, LLC
MPT OF COVINGTON, LLC
MPT OF DENHAM SPRINGS, LLC
MPT OF DALLAS LTACH, LLC
MPT OF CENTINELA, LLC
MPT OF MONTCLAIR, LLC
MPT OF PORTLAND, LLC
MPT OF WARM SPRINGS, LLC
MPT OF VICTORIA, LLC
MPT OF LULING, LLC
MPT OF HUNTINGTON BEACH, LLC
MPT OF WEST ANAHEIM, LLC
MPT OF LA PALMA, LLC
MPT OF TWELVE OAKS, LLC
MPT OF SHASTA, LLC
MPT OF PARADISE VALLEY, LLC
MPT OF SOUTHERN CALIFORNIA, LLC
MPT OF INGLEWOOD, LLC
8451 PEARL STREET, LLC
4499 ACUSHNET AVENUE, LLC
MPT OF CALIFORNIA, LLC
92 BRICK ROAD, LLC
1300 CAMPBELL LANE, LLC
7173 NORTH SHARON AVENUE, LLC

By:	MPT OPERATING PARTNERSHIP, L.P., sole member of each of the above entities

By:	/s/ R. Steven Hamner

	Name:	R. Steven Hamner
	Title:	Chief Financial Officer

MPT OF BUCKS COUNTY, L.P.

By:	MPT OF BUCKS COUNTY, LLC, its general partner

	By:	MPT OPERATING PARTNERSHIP, L.P., its sole member

MPT OF DALLAS LTACH, L.P.

By:	MPT OF DALLAS LTACH, LLC, its general partner

	By:	MPT OPERATING PARTNERSHIP, L.P., its sole member

MPT OF CENTINELA, L.P.

By:	MPT OF CENTINELA, LLC, its general partner

	By:	MPT OPERATING PARTNERSHIP, L.P., its sole member

MPT OF MONTCLAIR, L.P.

By:	MPT OF MONTCLAIR, LLC, its general partner

	By:	MPT OPERATING PARTNERSHIP, L.P., its sole member

MPT OF WARM SPRINGS, L.P.

By:	MPT OF WARM SPRINGS, LLC, its general partner

	By:	MPT OPERATING PARTNERSHIP, L.P., its sole member

MPT OF VICTORIA, L.P.

By:	MPT OF VICTORIA, LLC, its general partner

	By:	MPT OPERATING PARTNERSHIP, L.P., its sole member

MPT OF LULING, L.P.

By:	MPT OF LULING, LLC, its general partner

	By:	MPT OPERATING PARTNERSHIP, L.P., its sole member

MPT OF HUNTINGTON BEACH, L.P.

By:	MPT OF HUNTINGTON BEACH, LLC, its general partner

	By:	MPT OPERATING PARTNERSHIP, L.P., its sole member

MPT OF WEST ANAHEIM, L.P.

By:	MPT OF WEST ANAHEIM, LLC, its general partner

	By:	MPT OPERATING PARTNERSHIP, L.P., its sole member

MPT OF LA PALMA, L.P.

By:	MPT OF LA PALMA, LLC, its general partner

	By:	MPT OPERATING PARTNERSHIP, L.P., its sole member

MPT OF TWELVE OAKS, L.P.

By:	MPT OF TWELVE OAKS, LLC, its general partner

	By:	MPT OPERATING PARTNERSHIP, L.P., its sole member

MPT OF SHASTA, L.P.

By:	MPT OF SHASTA, LLC, its general partner

	By:	MPT OPERATING PARTNERSHIP, L.P., its sole member

MPT OF PARADISE VALLEY, L.P.

By:	MPT OF PARADISE VALLEY, LLC, its general partner

	By:	MPT OPERATING PARTNERSHIP, L.P., its sole member

MPT OF SOUTHERN CALIFORNIA, L.P.

By:	MPT OF SOUTHERN CALIFORNIA, LLC, its general partner

	By:	MPT OPERATING PARTNERSHIP, L.P., its sole member

MPT OF INGLEWOOD, L.P.

By:	MPT OF INGLEWOOD, LLC, its general partner

	By:	MPT OPERATING PARTNERSHIP, L.P., its sole member

SAN JOAQUIN HEALTH CARE ASSOCIATES, LIMITED PARTNERSHIP

	By:	MPT OF CALIFORNIA, LLC, its general partner

	By:	MPT OPERATING PARTNERSHIP, L.P., its sole member

By:	/s/ R. Steven Hamner
	Name:	R. Steven Hamner
	Title:	Executive Vice President and CFO of MPT Operating Partnership, L.P.

LENDERS:

J.P. MORGAN CHASE BANK, N.A., as Lender and as Administrative Agent

By:	/s/ Vanessa Chiu

Name:	Vanessa Chiu
Title:	Vice President

KEYBANK NATIONAL ASSOCIATION, as Syndication Agent and as a Lender

By:	/s/ Laura Conway
Name:	Laura Conway
Title:	Vice President

RAYMOND JAMES BANK, FSB, as a Lender

By:	/s/ Thomas G. Scott

Name:	Thomas G. Scott
Title:	Senior Vice President

DEUTSCHE BANK TRUST COMPANY AMERICAS, as a Lender

By:	/s/ Erin Morrissey
Name:	Erin Morrissey
Title:	Vice President

By:	/s/ Omayra Laucella

Name:	Omayra Laucella
Title:	Vice President

UBS LOAN FINANCE LLC, as a Lender

By:	/s/ David B. Julie

Name:	David B. Julie
Title:	Associate Director

By:	/s/ Irja R. Otsa

Name:	Irja R. Otsa
Title:	Associate Director

ROYAL BANK OF CANADA, as a Lender

By:	/s/ Dan LePage

Name:	Dan LePage
Title:	Authorized Signatory